EXHIBIT 23.3

CONSENT OF BEARINGPOINT, INC.

We hereby consent to the use in the Registration Statement on Form S-3 (SEC File No. 333-99240) of Lattice Semiconductor Corporation (“Lattice”), any amendments thereto and any prospectuses contained therein (collectively, the “Registration Statement”), of all summary information contained therein derived from our independent valuation of certain intangible assets of the FPGA business of Agere Systems Inc. (“Agere”), which was performed in connection with the acquisition of the Agere FPGA business by Lattice in January 2002 and referenced in footnote 4 to the financial statements included in Lattice’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, which are incorporated by reference in the Registration Statement.  We also consent to the references to our firm in the section entitled “Experts” contained in the Registration Statement.

BEARINGPOINT, INC.

/s/	Robert J. Musur
Robert J. Musur, Managing Director, Valuation Services

Date: December 18, 2002